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CIGNA  CORPORATION                                                    EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE
(Dollars in millions, except per share amounts)

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
                                                                                  Three Months Ended
                                                                                         March 31,
                                                                             1996                    1995
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
- ---------------------------------------
Primary Earnings Per Share
- ---------------------------------------

NET INCOME AVAILABLE TO
   COMMON SHARES                                                       $          238          $          290
- -------------------------------------------------------------------------======================================

WEIGHTED AVERAGE SHARES:
    Common shares                                                          76,381,612              72,310,385
    Common share equivalents applicable
        to stock options                                                      504,442                 130,545
- ---------------------------------------------------------------------------------------------------------------
            Total                                                          76,886,054              72,440,930
- -------------------------------------------------------------------------======================================

PRIMARY EARNINGS PER SHARE                                             $         3.10          $         4.00
- -------------------------------------------------------------------------======================================

- ---------------------------------------
Fully Diluted Earnings Per Share
- ---------------------------------------

NET INCOME AVAILABLE TO
   COMMON SHARES:
   Net income                                                          $          238          $          290
    Adjusted for:
        Interest expense (net of tax) on
            convertible debentures                                                  -                       3
- ---------------------------------------------------------------------------------------------------------------

Net income available to common shares                                  $          238          $          293
- -------------------------------------------------------------------------======================================

WEIGHTED AVERAGE SHARES:
    Common shares                                                          76,381,612              72,310,385
    Common share equivalents applicable
        to stock options                                                      504,442                 182,989
    Assumed conversion of convertible debentures                                    -               3,625,956
- ---------------------------------------------------------------------------------------------------------------

    Total                                                                  76,886,054              76,119,330
- -------------------------------------------------------------------------======================================

FULLY DILUTED EARNINGS PER SHARE                                       $         3.10          $         3.85
- -------------------------------------------------------------------------======================================
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